SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16633 Dallas Parkway, Suite 250, Addison, TX 75001
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 972-218-0935

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

On July 31, 2015, Wound Management Technologies, Inc. (the “Company”), entered into two subscription agreements (the “Agreements”), with existing shareholders of the Company, each of whom is an affiliate of a member of the Company’s board of directors (“Purchasers”). Pursuant to the Agreements, the Company offered each Purchaser 1,786 shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share, in consideration for $125,000.00 in cash.

The issuances described above were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The issuances qualified for exemption from registration because (i) the Company did not engage in any general solicitation or advertising to market the securities; and (ii) the securities were issued to persons with knowledge and experience in financial and business matters capable of evaluating the merits and risks of an investment in the Company.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 21, 2015, Mr. James W. Stuckert, 77, was nominated and elected to the Board of Directors of the Company.

Mr. Stuckert has been a Senior Executive of J.J.B. Hilliard, W.L. Lyons, LLC (“Hilliard Lyons”), a full service financial asset management firm located in 13 Midwestern states, since 2004.  Mr. Stuckert joined Hilliard Lyons in 1962 and served in several capacities including Chief Executive Officer prior to being named Chairman in December 1995.  He served as Chairman from December 1995 to December 2003.  Mr. Stuckert holds a Bachelor of Science degree in Mechanical Engineering and a Master of Business Administration degree from the University of Kentucky.

Mr. Stuckert is a long term investor in the Company, as well as a past Board Member of Royal Gold, Inc. for 24 years, past Chairman of SenBanc Fund, and past Board Member of DataBeam, Inc. and the Securities Industry Association.

Mr. Stuckert has served as a past member of the Nominating Committee of the New York Stock Exchange and past Chair of the Regional Firms Committee of the SIA.

Mr. Stuckert has also served on the Board of Trustees of the University of Kentucky in various capacities (Vice Chair and Chair of the Finance Committee) and also as Chair of an Investment Committee for a hospital group with investable assets totaling in excess of $1.2 Billion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: September 24, 2015	By:	/s/ Darren Stine
Darren Stine, Chief Financial Officer